Exhibit (a)(1)(iii)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ACV AUCTIONS INC. at

$10.50 Net Per Share of Common Stock

Pursuant to the Offer to Purchase Dated September 17, 2026

by

APPLE MERGER SUB, INC.

a wholly owned subsidiary of

COPART, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M.,

EASTERN TIME, ON SEPTEMBER 30, 2026, UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

September 17, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Apple Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Copart, Inc., a Delaware corporation (“Parent”), to act as the information agent (the “Information Agent”) in connection with Merger Sub’s offer to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of ACV Auctions Inc., a Delaware corporation (“ACV”), at a purchase price of $10.50 per Share in cash, without interest (the “Offer Price”), subject to any applicable withholding of taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, dated September 17, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.

The related Letter of Transmittal for the information of your clients only, together with the included IRS Form W-9 and instructions providing information relating to federal income tax backup withholding.

3.

A Notice of Guaranteed Delivery to be used to accept the Offer if the Share Certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Time, or if the procedure for book-entry transfer cannot be completed prior to the Expiration Time.

4.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	ACV’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 dated September 17, 2026.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON SEPTEMBER 30, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED AS PERMITTED BY THE MERGER AGREEMENT (AS DEFINED BELOW) (AS SUCH TIME MAY BE EXTENDED IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “EXPIRATION TIME”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 10, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among ACV, Parent and Merger Sub. The Merger Agreement provides, among other things, that Merger Sub will be merged with and into ACV (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), without a vote of the stockholders of ACV in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), as soon as practicable following the acceptance for payment of the Shares validly tendered and not validly withdrawn (the “Offer Acceptance Time”) (but in any event no later than on the first business day immediately following the expiration of the Offer), except if the conditions set forth in the Merger Agreement are not satisfied or waived as of such date, in which case the Merger shall occur on the first business day following the Offer Acceptance Time on which the conditions set forth in the Merger Agreement are satisfied or, to the extent permissible by legal requirements, waived, unless Parent and ACV agree to another date prior to the Offer Acceptance Time. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of ACV, at a meeting duly called and held, has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, ACV and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) adopted resolutions approving and declaring the advisability of the execution, delivery and performance by ACV of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL and (v) adopted resolutions recommending that the stockholders of ACV accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement.

The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, including, among other things, there having been validly tendered ( and not validly withdrawn) Shares that, considered together with all other Shares owned by Parent and its affiliates (but excluding Shares that have not yet been “received,” as such term is defined by Section 251(h)(6) of the DGCL), would represent one more Share than 50% of the total number of Shares issued and outstanding as of immediately following the consummation of the Offer. These conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase.

Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

Parent will pay all stock transfer taxes applicable to Merger Sub’s purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, the Depositary must receive an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, at one of the Depositary’s addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Time. Shares should be tendered by book-entry transfer and the Depositary must receive timely confirmation of the book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

If the Share Certificates evidencing Shares are not immediately available, or the Share Certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Time, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered guaranteed delivery procedures Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL RENDER YOU THE AGENT OF PARENT, MERGER SUB, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.